Exhibit 10.1

AMERICAN WATER WORKS COMPANY, INC.

ANNUAL INCENTIVE PLAN

AMERICAN WATER WORKS COMPANY, INC.

ANNUAL INCENTIVE PLAN

1.	Purpose

The purpose of the Plan is to give eligible full-time exempt employees an annual opportunity to earn a cash incentive award that recognizes and rewards their contributions to the Company’s success. To this end, the Plan provides a means of annually rewarding Participants based on the performance of the Company, as a whole or through a subsidiary, and, where appropriate, on a Participant’s personal performance. The Plan also provides the Committee with the ability to make incentive awards designated as “qualified performance-based compensation” under Code section 162(m). All capitalized terms are as defined in Section 2. The Board adopted this Plan on March 4, 2015, effective as of January 1, 2015.

2.	Definitions

(a) “Award” shall mean the amount of the incentive award (if any) that is earned by a Participant under the Plan for any Performance Period.

(b) “Award Percentages” shall mean the applicable minimum, target and maximum percentage of annual base salary that a Participant would be eligible to earn as an Award based on the level of achievement of the Performance Goals for the Performance Period, which Award Percentages shall be set by the Committee at the time the Performance Goals for the Performance Period are set; provided, that, if a Participant (other than Participants eligible to receive an Award designated as “qualified performance-based compensation”) held more than one position during the Performance Period, then the Committee may designate different Award Percentages with respect to each position and the Award will be pro-rated to reflect the period during which such Participant had each Award Percentage (based on the number of days during the Performance Period the Participant held each position).

(c) “Board” shall mean the Company’s Board of Directors as constituted from time to time.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended or any successor statute thereto and the regulations promulgated thereunder.

(e) “Committee” shall mean the Compensation Committee of the Board. With respect to the administration of Awards designated as “qualified performance-based compensation,” the Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Code section 162(m). With respect to Awards not designated as “qualified performance-based compensation,” the Committee may delegate its responsibilities for administering the Plan to an award committee or an Executive Officer as it deems appropriate; provided that it may not delegate its responsibilities under the Plan relating to Executive Officers or its authority to amend or terminate the Plan.

(f) “Company” shall mean American Water Works Company, Inc. or any successor corporation.

(g) “Employee” shall mean an employee of the Employer (including officers), but excluding any individual (i) employed in a casual or temporary capacity (i.e., those hired for a specific job of limited duration), (ii) characterized as “part-time” by the Employer, (iii) classified as a “non-exempt” employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, (iv) whose terms of employment are governed by a collective bargaining agreement that does not provide for participation in this Plan, (v) characterized as a “leased employee” within the meaning of Code section 414, or (vi) classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization or classification of an individual by any court, government agency (including, but not limited to, the Internal Revenue Service or U.S. Department of Labor), or arbitrator shall have no effect upon the characterization or classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(h) “Employer” shall mean the Company and each of its subsidiaries.

(i) “Executive Officer” shall mean the executive officers of the Company as defined in the Securities Exchange Act of 1934, as amended, and as determined by the Committee in its sole discretion.

(j) “Participant” for any Performance Period, shall mean an Employee designated by the Committee to participate in the Plan. Only those Employees who are designated as Participants for a Performance Period shall be eligible to participate in the Plan for such Performance Period.

(k) “Performance Goals” for any Performance Period, shall mean: (i) For Awards designated as “qualified performance-based compensation” pursuant to Section 5, the performance goals of the Company, as specified by the Committee, based on one or more of the following objective criteria: (A) diluted earnings per share, (B) environmental compliance, (C) safety performance, (D) service quality, (E) customer satisfaction, (F) stock price, (G) earnings per share, (H) price-earnings multiples, (I) net earnings, (J) operating earnings, (K) revenue, (L) number of days sales outstanding in accounts receivable, (M) productivity, (N) margin, (O) EBITDA (earnings before interest, taxes, depreciation and amortization), (P) net capital employed, (Q) return on assets, (R) stockholder return, (S) return on equity, (T) return on capital employed, (U) net income to shares of Company stock, (V) growth in assets, (W) unit volume, (X) sales, (Y) cash flow, (Z) market share, (AA) relative performance to a comparison group designated by the Committee, and/or (BB) strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. Any criteria used may be measured, as applicable, (I) in absolute terms, (II) in relative terms (including but not limited to, the passage of time and/or against other companies or financial metrics), (III) on a per share and/or share per capita basis, (IV) against the performance of the Company and its subsidiaries as a whole or against the Company or one or more particular subsidiary, entity, segment, operating unit or product of the Company, or any combination thereof, and /or (V) on a pre-tax or after-tax basis, or (ii) For Awards not designated as “qualified performance-based compensation” pursuant to Section 5, the performance goals may be based on one or more of the objective criteria set forth in clause (i) above and/or may take into account any other factors deemed appropriate by the Committee in its sole discretion.

(l) “Performance Period” shall mean the fiscal year of the Company or any other period designated by the Committee with respect to which an Award may be earned.

(m) “Plan” shall mean this American Water Works Company, Inc. Annual Incentive Plan, as from time to time amended and in effect.

3.	Eligibility

Subject to the limitations contained in this Section 3, all Employees of the Employer are eligible to participate in the Plan. The Committee shall designate which Employees shall participate in the Plan for each Performance Period and only those Employees designated by the Committee to participate in the Plan for the Performance Period shall be eligible to participate for such Performance Period. To be eligible to receive an Award with respect to any Performance Period, an Employee must be actively employed by the Employer on the day on which the Award payout for a Performance Period is made (except as provided in Section 8). Newly hired Employees or Employees promoted/transferred to an eligible/higher class shall be eligible to receive a prorated Award for a Performance Period, provided that their date of hire (or promotion/transfer) occurs on or before September 30, or such other date as the Committee may specify.

4.	Administration

The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Award Percentages, to approve all of the Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that the Committee shall not be authorized to increase the amount of the Award payable to a Participant that would otherwise be payable pursuant to the terms of the Plan to the extent the Award is designated as “qualified performance-based compensation” under Code section 162(m). All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determination of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Employer and all employees of the Employer, including the Participants and their respective beneficiaries.

5.	Determination of Awards

(a) Setting Award Percentages and Performance Goals.

(i) To the extent Awards are designated as “qualified performance-based compensation” under Code section 162(m), Performance Goals and Award Percentages must be pre-established by the Committee. Performance Goals and Award Percentages are considered pre-established if established in writing not later than 90 days after the commencement of the period of service to which the Performance Goals relates. In no event will a Performance Goal and Award Percentage be considered pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed. To the extent Awards are not designated as “qualified performance-based compensation,” the Committee may establish Performance Goals and Award Percentages for Participants at such time or times as the Committee determines in its sole discretion. Subject to the requirements of this Section 5(a)(i), the Performance Goals and Award Percentages established by the Committee may be (but need not be) different for each Performance Period and different Performance Goals and Award Percentages may be applicable to different Participants.

(ii) The Committee shall determine and shall reflect in its minutes: (A) the Employees who shall be Participants during the Performance Period, (B) the Performance Goal or Goals for the Performance Period (and how they are weighted, if applicable) and (C) each Participant’s Award Percentages. The Company shall notify each Participant of the Participant’s Award Percentages and the applicable Performance Goals for the Performance Period.

(iii) To the extent permitted by Code section 162(m), if applicable, in setting the Performance Goals within the period prescribed in Section 5(a)(i), the Committee may at such time also provide that the achievement of the Performance Goals will be determined without regard to the negative or positive effect of certain events, including for one or more of the following items: asset write-downs; litigation or claim judgments or settlements; changes in accounting principles; changes in tax law or other laws affecting reported results; changes in commodity prices; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; stock compensation costs and other non-cash expenses; any extraordinary non-recurring items as described in applicable Accounting Principles Board opinions or Financial Accounting Standards Board statements or in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year; or any other specified non-operating items as determined by the Committee in setting Performance Goals.

(b) Earning An Award. Generally, a Participant earns an Award for a Performance Period based on the level of achievement of the Performance Goals established by the

Committee for that Performance Period. A Participant will receive no Award if the level of achievement of all Performance Goals is below the minimum required to earn an Award for the applicable Performance Period, as specified by the Committee at the time the Performance Goals are established. No Participant may earn an Award that is greater than the maximum Award amount set forth in Section 5(c). Notwithstanding anything to the contrary in the Plan, in determining the actual Award that is payable to a Participant, (i) with respect to Awards designated as “qualified performance-based compensation” under Code section 162(m), the Committee, in its sole discretion, may reduce the Award payable to an amount below the amount that would otherwise be payable based on the level of achievement of the Performance Goals and (ii) with respect to Awards not designated as “qualified performance-based compensation” under Code section 162(m), the Committee, in its sole discretion, may reduce or increase the Award payable below or above the amount that would otherwise be payable based on the level of achievement of the Performance Goals

(c) Maximum Award Amount. The maximum Award payable to any Participant for any fiscal year shall not exceed $3,000,000.

(d) Special Rules for Awards Designated As Qualified Performance-Based Compensation. To the extent Awards are designated as “qualified performance-based compensation,” the Awards shall be based on Performance Goals for each Performance Period that shall satisfy the requirements for “qualified performance-based compensation” under Code section 162(m), including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be objective and established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. To the extent that Awards designated as “qualified performance-based compensation” under Code section 162(m) are made, no such Award may be made as an alternative to any other award that is not designated as “qualified performance-based compensation” but instead must be separate and apart from all other awards made. To the extent an Award is designated as “qualified performance-based compensation,” the Committee is authorized to reduce the Award payable to the applicable Participant for any Performance Period based upon its assessment of personal performance or other factors, but not to increase the Award beyond the amount that is payable as a result of the level of achievement of the Performance Goals for such Performance Period, as certified by the Committee. Any reduction of an Award payable to a Participant with respect to an Award designated as “qualified performance-based compensation” shall not result in an increase in the Award payable to any other Participant with respect to an Award designated as “qualified performance-based compensation.”

6.	Changes to the Award Percentages

The Committee may at any time prior to the final determination of Awards change the Award Percentages of any Participant or assign different Award Percentages to a Participant to reflect any change in the Participant’s responsibility level or position during the course of the Performance Period; provided, however, that no such changes may be made with respect to Awards that are designated as “qualified performance-based compensation” under Code section 162(m).

7.	Payment of Awards

The Committee shall certify and announce the actual Awards that will be paid to each Participant as soon as practicable following the final determination of the Company’s financial results for the relevant Performance Period. Subject to the provisions of Section 8, payment of the actual Awards certified by the Committee shall normally be made, in a single lump sum cash payment as soon as practicable following the Committee certification, but in any event, such Award shall be paid on or after January 1 of the year following the year in which the Performance Period ends, but no later than March 15 of the year following the year in which the Performance Period ends.

8.	Limitations on Rights to Payment of Awards

(a) Employment. Unless the Committee determines otherwise, no Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Employer through the date that Award is paid.

(b) Accelerated Payment. In no event will payment be made to a Participant with respect to an Award designated as “qualified performance-based compensation” or, unless the Committee determines otherwise, to any other Participant with respect to any other Award, prior to the end of the Performance Period to which it relates.

9.	Amendment, Suspension or Termination of the Plan

The Plan shall continue until terminated by the Board or the Committee. The Board or the Committee may at any time amend (in whole or in part), suspend or terminate this Plan; provided, however, that the Board or the Committee shall not amend or modify the Plan without stockholder approval if such approval is required by Code section 162(m). No such amendment which adversely affects any Participant’s rights to or interest in an Award earned prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto. If Awards are intended as “qualified performance-based compensation” under Code section 162(m), the Plan must be reapproved by the Company’s stockholders no later than the first stockholders’ meeting that occurs in the fifth year following the year in which the stockholders previously approved the material terms of the performance goals under the Plan, if Awards after such stockholders’ meeting are to be made as “qualified performance-based compensation” under Code section 162(m) and if required by Code section 162(m).

10.	Miscellaneous Provisions

(a) No Employment Right. This Plan is not a contract between the Employer and the Employees or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Employer. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Employer or to remove the individual from the employment of the Employer at any time, all of which rights and powers are expressly reserved.

(b) Code Section 409A. The Plan is intended to comply with the short-term deferral rule set forth in the regulations under Code section 409A in order to avoid application of Code section 409A to the Plan. If, and to the extent that, any payment under this Plan is deemed to be deferred compensation subject to the requirements of Code section 409A, this Plan shall be administered so that such payments are made in accordance with the requirements of Code section 409A. If an Award is subject to Code section 409A, (i) payments shall only be made in a manner and upon an event permitted under Code section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Code section 409A, and (iii) in no event shall a Participant, directly or indirectly, designate the calendar year in which a payment is made except in accordance with Code section 409A. Any Award under the Plan that is subject to Code section 409A and that is to be paid to a key employee (as defined below) upon separation from service shall be administered so that any payment with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Code section 409A. If a payment is delayed pursuant to Code section 409A, the payment shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Code section 416(i) and the “specified employee” requirements of Code section 409A. Notwithstanding anything to the contrary in this Plan, each Participant shall be solely responsible for the tax consequences of Awards under this Plan, and in no event shall the Company nor any other Employer have any responsibility or liability if any Award does not meet the applicable requirements of Code section 409A. Although the Company intends to administer the Plan to prevent taxation under Code section 409A, the Company does not represent nor warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.

(c) No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Employer’s obligation under the Plan to pay Awards with respect to the Participant.

(d) Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

(e) Company Policies. As a condition of participation in the Plan, each Participant agrees to be subject to any compensation, clawback and recoupment policies that may be applicable to the Participant as an Employee of the Employer, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the effective date of the Plan.

(f) Stockholder Approval. Notwithstanding any provision of the Plan to the contrary, Awards designated as “qualified performance-based compensation,” if made prior to stockholder approval of the material terms of the performance goals under the Plan at the Company’s 2015 annual stockholders’ meeting, will be made contingent upon, and subject to, stockholder approval of the material terms of the performance goals under the Plan at the Company’s 2015 annual stockholders’ meeting.

(g) Withholding Taxes. The Employer shall have the right to deduct from actual Awards paid any taxes or other amounts required by law to be withheld.

(h) Compliance with 162(m). It is the intent of the Company that the Plan and Awards under the Plan designated as “qualified performance-based compensation” comply with the applicable provisions of Code section 162(m). To the extent that any legal requirement of Code section 162(m) as set forth in the Plan ceases to be required under Code section 162(m), that Plan provision shall cease to apply. Further, with respect to Awards intended to qualify as “qualified performance-based compensation, terms used in the Plan shall be interpreted in a manner consistent with Code section 162(m) and regulations thereunder (including Treasury Regulation section 1.162-27).

(i) Governing Law. The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the State of Delaware.

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